EXHIBIT 10.02

FOCUS AND COMMITMENT LETTER

Capturing value from our investments and driving Sparkling and Still growth will require focus and commitment from both of us. To this end, we ask for your agreement to the following planning principles, specific transition terms and next steps.

1. Guiding Principle—In consideration of the transfer of Glacéau base business to Coke system bottlers, invest in aligned business plans to profitably accelerate our core business as follows:

a. Active participation and investment in our 2008+ Sparkling growth strategy: these commitments will be reflected in a mutually agreed and aligned 2008 Business Plan to include testing and introduction of new differentiated packaging and a comprehensive focus on shopper segmented merchandising execution with a plan to build capabilities and capacity to better serve our customers and build our brands.

b. Active participation and investment in a 2008+ Still and Energies brand strategies and plans: these commitments will be reflected in a mutually agreed and aligned 2008 Business Plan.

2. Guiding Principles—Focus and commitment on Glacéau, FUZE and other core and new and emerging CCNA brands:

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Aligned System Focus. Given the increased pressure on the system and the need to ensure that any launches are successful, so long as Bottler continues to sell Glacéau brands offered under its distribution agreement with Glacéau, Bottler agrees not to introduce any new brand for the next 3 years (through August 31,2010) unless mutually agreed to by both Bottler and CCNA.

•	Both parties agree that Arizona is not a System approved brand.

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Both parties also agree that marketing requirements for existing 3rd Party brands will not interfere with Company’s plans for its brands (e.g., limiting space available to market Company’s energy brand portfolio).

•	This does not apply to line extensions under existing trademarks that Bottler is obligated to introduce under binding, pre-existing contractual agreements with 3rd party suppliers.

•	Aligned Growth Strategy Commitment. Bottler agrees to distribute FUZE and NOS as per existing interim FUZE agreement.

3. Unless otherwise mutually agreed by Bottler and CCNA, we agree that you will not be required to accept any guiding principle, agreement or commitment set forth or to be determined as provided herein which is greater or more onerous than imposed on any other Bottler.

4. As a next step, we ask that you agree to negotiate a revised agreement to cover an updated route to market strategy for Powerade as soon as possible to enable the System to more effectively maximize the potential for this Brand.

Agreed this 29th day of August, 2007.

BOTTLER: Coca-Cola Enterprises Inc.		THE COCA-COLA COMPANY, COCA-COLA NORTH AMERICA DIVISION

By:	/S/ J. F. BROCK	By:	/S/ J.A.M. DOUGLAS
Title:	CEO	Title:	President, CCNA

– CONFIDENTIAL –

FOR INTERNAL SYSTEM COMMUNICATIONS ONLY